Exhibit 99.2

Item 9.01. Financial Statements and Exhibits

(b) Pro forma financial information

On September 30, 2011, Dana Holding Corporation (“Dana”) completed the divestitures of its 49% equity interest in GETRAG Corporation and its 42% equity interest in GETRAG Dana Holding GmbH (together the GETRAG Entities) for $136 million. The divestitures were effected pursuant to the terms of a (i) Purchase Agreement by and between Dana Limited and GETRAG Getriebe- und Zahnradfabrik Hermann Hagenmeyer GmbH & Cie KG dated July 21, 2011 and a (ii) Purchase Agreement by and between Dana Limited, T. Hagenmeyer Industriebeteiligungsgesellschaft mbH and GETRAG Getriebe- und Zahnradfabrik Hermann Hagenmeyer GmbH & Cie KG dated July 21, 2011.

On June 30, 2011, Dana, through a subsidiary, purchased an additional 46% interest in Dongfeng Dana Axle Co., Ltd. (“DDAC”), a commercial vehicle axle manufacturer in China, from Dongfeng Motor Co., Ltd. and certain of its affiliates for $124 million plus $3 million of transaction costs. A sales incentive agreement between DDAC and an affiliate of Dongfeng Motor Company, Ltd. entered in connection with this transaction could effectively increase Dana’s consideration by as much as $20 million if specified profitability targets are achieved. We have preliminarily recorded $5 million as the fair value of this contingent consideration. Our additional investment in DDAC, inclusive of fees and contingent consideration, was recorded at its fair value of $132 million, an excess of $72 million over the corresponding DDAC book value.

The following unaudited pro forma financial information estimates the impact of the divestitures of Dana’s interests in the GETRAG Entities and Dana’s additional 46% investment in DDAC. The unaudited pro forma balance sheet amounts are presented as if the divestitures of the GETRAG Entities had been completed on June 30, 2011. The impact of Dana’s additional investment in DDAC is reflected in the “As reported” balance sheet amounts since the transaction closed on June 30, 2011. The unaudited pro forma income statement amounts are presented as if the divestitures of the GETRAG Entities and the additional investment in DDAC had been completed on January 1, 2010. The unaudited pro forma financial information is not intended to represent or be indicative of the results of operations of Dana that would have been reported had the divestitures and the acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations.

	June 30, 2011
		GETRAG
(In millions)	As Reported	Divestiture	Pro Forma
Cash and cash equivalents	$718	$136	$854
Investments in affiliates	$269	$(77)	$192
Total assets	$5,497	$59	$5,556
Accumulated deficit	$(1,166)	$59	$(1,107)
Total liabilities and equity	$5,497	$59	$5,556

	Six Months Ended June 30, 2011
		GETRAG	DDAC
(In millions except per share amounts)	As Reported	Divestiture	Investment	Pro Forma
Equity earnings in affiliates	$11	$(5)	$5	$11
Net income	$45	$(5)	$5	$45
Net income attributable to parent company	$38	$(5)	$5	$38
Net income (loss) available to common stockholders	$23	$(5)	$5	$23
Net income (loss) per share - Basic	$0.16	$(0.03)	$0.03	$0.15
Net income (loss) per share - Diluted	$0.15	$(0.03)	$0.03	$0.15
Weighted-average shares outstanding
Basic	146	146	146	146
Diluted	150	150	150	150

	Year Ended December 31, 2010
		GETRAG	DDAC
(In millions except per share amounts)	As Reported	Divestiture	Investment	Pro Forma
Equity earnings in affiliates	$10	$(8)	$10	$12
Net income	$14	$(8)	$10	$16
Net income attributable to parent company	$10	$(8)	$10	$12
Net income (loss) available to common stockholders	$(22)	$(8)	$10	$(20)
Net income (loss) per share - Basic	$(0.16)	$(0.06)	$0.07	$(0.15)
Net income (loss) per share - Diluted	$(0.16)	$(0.06)	$0.07	$(0.15)
Weighted-average shares outstanding
Basic	141	141	141	141
Diluted	141	141	141	141

The unaudited pro forma financial information above does not consider the potential impact on earnings of the reinvestment of the cash proceeds received on the divestitures of the GETRAG Entities. In addition, the pro forma income statement adjustments do not include the estimated $60 million gain on the divestitures of the GETRAG Entities.

As a result of increasing our investment in DDAC from 4% to 50%, the accounting for our historical investment in DDAC has been retroactively adjusted from the cost to the equity method. The corresponding $1 million increase in equity earnings in affiliates for the year ended December 31, 2010, has been included in the “DDAC Investment” column in the preceding table. The adjustment from the cost to the equity method is already reflected in the “As Reported” column for the six months ended June 30, 2011.

This information should be read in conjunction with the historical financial statements and notes thereto of Dana included in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.